Exhibit 9
July 28, 2010
The parties to the
Stockholders Agreement
Dated as of June 22, 2005
By and among Ameritrade Holding Corporation,
The Toronto-Dominion Bank and the other
Parties thereto
Dear Sirs:
Reference is made to the Stockholders Agreement, dated as of June 22, 2005, by and among Ameritrade Holding Corporation (“Ameritrade”), The Toronto-Dominion Bank (“TB”) and the other parties thereto (as the same may be amended, restated or otherwise modified from time to time, the “Stockholders Agreement”). Capitalized terms used herein and not defined have the meanings ascribed to them in the Stockholders Agreement.
Please be advised that, as of the date hereof, TD Discount Brokerage Holdings, LLC, TD Discount Brokerage Acquisition, LLC, and TD Discount Brokerage Hedging, LLC by virtue of the dissolution of each such entity, have each Transferred the Voting Securities held by them to the undersigned. In accordance with Section 3.2(f) of the Stockholders Agreement, the undersigned hereby agrees to be, from and after the date hereof, subject to, and bound by the terms of the Stockholders Agreement (a copy of which the undersigned hereby acknowledges that it has received and reviewed) to the same extent as TD.
This letter shall be construed and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of law.

Very truly yours,

TD Luxembourg International Holdings

/s/ Nicolas Horlait		/s/ Yves Sawaya

By:	Nicolas Horlait	By:	Yves Sawaya
Title:	Manager	Title:	Manager